UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2006

SAVVIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-29375	43-1809960
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 SAVVIS Parkway, Town & Country, Missouri		63017
(Address of Principal Executive Office)		(Zip Code)

Registrant’s telephone number, including area code: (314) 628-7000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 13, 2006, SAVVIS, Inc. (the “Company”) entered into an amendment to its employment agreement (the “Amendment”) with John M. Finlayson, the Company’s President and Chief Operating Officer, to provide Mr. Finlayson with certain severance benefits in the event his employment is terminated without cause or resigns for good reason. The benefits include continued salary and medical and life insurance coverage for 24 months following his date of termination. In addition, Mr. Finlayson will be entitled to continued vesting of 1,000,000 restricted stock units scheduled to vest in March 2007 if such units have not already vested upon termination of his employment and assuming vesting criteria are met. Further, all of Mr. Finlayson’s stock options were amended to allow him to exercise his vested stock options for 12 months beginning December 31, 2006. By amending the terms of his options, the Company will recognize approximately $0.7 million of non-cash compensation expense in the first quarter of 2006 due to the Company’s adoption of FASB Statement No. 123R (Share-Based Payment). Mr. Finlayson has agreed to non-solicitation provisions that extend through the second anniversary of termination of employment. The definition of “good reason” in Mr. Finlayson’s employment agreement was amended to include the employment by the Company of a new Chief Executive Officer, and Mr. Finlayson agreed that, in the event the Company employs a new Chief Executive Officer and if requested by the Company, he will not terminate his employment for a minimum of 90 days following such event. The amendment to Mr. Finlayson’s employment agreement is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(c)	Exhibits.

Exhibit No.	Description
10.1	Amendment to Employment Agreement dated March 13, 2006, between John M. Finlayson and the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAVVIS, INC.

Date: March 15, 2006	By:	/s/ Jeffrey H. VonDeylen
		Name:	Jeffrey H. VonDeylen
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amendment to Employment Agreement dated March 13, 2006, between John M. Finlayson and the Company.